SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                       -----------------------------


                                SCHEDULE 13D

                      UNDER THE SECURITIES ACT OF 1934

                              AMENDMENT NO. 1

                    ILLINOIS SUPERCONDUCTOR CORPORATION
                         (NAME OF SUBJECT COMPANY)

          Common Stock, par value $.001 per share (Including the
                       Associated Rights) (TITLE OF CLASS OF SECURITIES)

                                452284 10 2
                   (CUSIP NUMBER OF CLASS OF SECURITIES)


                             Stewart A. Shiman
                              95 Revere Drive
                                  Suite A
                         Northbrook, Illinois 60062
                               (847) 562-0700

               (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
              AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS


                               March 12, 1998
          (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box [ ]

     Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

 CUSIP NO.: 452284 10 2                                 13D

1     NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                             Stewart A. Shiman
                             ###-##-####
_______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) (_)
                                                                      (b) (x)
_______________________________________________________________________________
3     SEC USE ONLY
_______________________________________________________________________________
4     SOURCE OF FUNDS
_______________________________________________________________________________
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                      (_)
_______________________________________________________________________________
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                             U.S.A.
_______________________________________________________________________________
                  7        SOLE VOTING POWER
                           Less than 5%
_______________________________________________________________________________
NUMBER OF         8        SHARED VOTING POWER
SHARES                     Less than 5%
BENEFICIALLY___________________________________________________________________
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH                       Less than 5%
REPORTING______________________________________________________________________
PERSON            10       SHARED DISPOSITIVE POWER
                           Less than 5%
_______________________________________________________________________________
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
       Less than 5%
_______________________________________________________________________________
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                   (_)
_______________________________________________________________________________
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       Less than 5%
_______________________________________________________________________________
14     TYPE OF REPORTING PERSON
       IN

                                                          Page 2 of 4 Pages

         This Amendment No. 1 to Schedule 13D amends the original Schedule 13D filed by the reporting person on March 25, 1996 (as so amended, the "Original 13D"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to those terms in the Original 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         On March 12, 1998, the reporting person ceased to be the beneficial owner of more than 5% of the Common Stock.


                                                         Page 3 of 4 Pages

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: April 6, 1998



                                               /s/ Stewart A. Shiman
                                               ------------------------
                                               Stewart A. Shiman


                                                       Page 4 of 4 Pages